As filed with the Securities and Exchange Commission on April 12, 2006
Registration No. 333-____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Gladstone Commercial Corporation
(Exact Name of Registrant as Specified in Its Charter)

MARYLAND (State or Other Jurisdiction of Incorporation or Organization)	02-068176 (I.R.S. Employer Identification No.)
1521 Westbranch Drive, Suite 200
McLean, Virginia 22102
(703) 287-5800
(Address of Registrant’s Principal Executive Offices, including Zip Code)

2003 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

David Gladstone
Chairman and Chief Executive Officer
GLADSTONE COMMERCIAL CORPORATION
1521 Westbranch Drive, Suite 200
McLean, Virginia 22102
(703) 287-5800
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Thomas R. Salley, Esq.
Cooley Godward LLP
One Freedom Square
Reston Town Center
11951 Freedom Drive
Reston, Virginia 20190
(703) 456-8000

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering	Aggregate	Amount of
to be Registered	Registered (1)	Price per Share	Offering Price	Registration Fee
Common Stock, $0.001 par value per share	916,000 shares	$15.40	$14,106,400	$1,509.38

(1)	Amount being registered consists of 916,000 shares of common stock reserved for issuance upon exercise of outstanding stock options granted under the 2003 Equity Incentive Plan. Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the 2003 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1). The price per share and aggregate offering price are based upon the weighted-average of the exercise prices of stock options currently outstanding under the Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
Gladstone Commercial Corporation (the “Company”) hereby incorporates by reference in this registration statement the following documents:

Filings of Gladstone Commercial Corporation	Date of Filing
Annual Report on Form 10-K for the fiscal year ended December 31, 2005	February 28, 2006

Current Reports on Form 8-K	January 19, 2006

February 1, 2006

February 24, 2006

March 22, 2006
The Company also incorporates by reference the description of its common stock contained in its Registration Statement on Form 8-A12G (Registration No. 000-50363) filed with the SEC pursuant to Section 12(g) of the Exchange Act on August 12, 2003 and as updated in any amendment or report filed for such purpose. In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering, shall be deemed to be incorporated by reference into this registration statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
     Maryland law permits a Maryland corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment and which is material to the cause of action. The Company’s articles of incorporation contain such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
     The Company’s articles of incorporation authorize it, to the maximum extent permitted by Maryland law, to obligate the Company to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, officer, member or director, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service as a present or former director or officer of the Company and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Company’s bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, officer, member or director and who is made a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service as a present or former director or officer of the Company and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The articles of incorporation and bylaws also permit the Company to indemnify and advance expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.
     Maryland law requires a corporation (unless its articles of incorporation provide otherwise, which the Company’s articles of incorporation do not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits
See Exhibit Index.
Item 9. Undertakings.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City McLean, Commonwealth of Virginia, on April 11, 2006.

GLADSTONE COMMERCIAL CORPORATION

By:	/s/ David Gladstone
David Gladstone
Chief Executive Officer and
Chairman of the Board of Directors
(Principal Executive Officer)

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints David Gladstone and Terry Brubaker, and each of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ David Gladstone David Gladstone	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	April 11, 2006

/s/ Terry Lee Brubaker Terry Lee Brubaker	President, Chief Operating Officer and Director	April 11, 2006

/s/ Harry Brill Harry Brill	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 11, 2006

/s/ David A. R. Dullum David A. R. Dullum	Director	April 11, 2006

/s/ Anthony W. Parker Anthony W. Parker	Director	April 11, 2006

/s/ Michela A. English Michela A. English	Director	April 11, 2006

/s/ Paul Adelgren Paul Adelgren	Director	April 11, 2006

/s/ Maurice Coulon Maurice Coulon	Director	April 11, 2006

/s/ John Outland John Outland	Director	April 11, 2006

/s/ Gerard Mead Gerard Mead	Director	April 11, 2006

EXHIBIT INDEX

Exhibit No.	Description of Document
4.1	Amended and Restated Articles of Incorporation, incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-11 (File No. 333-106024), filed June 11, 2003.

4.2	Bylaws, incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-11 (File No. 333-106024), filed June 11, 2003.

4.3	2003 Equity Incentive Plan, as amended, incorporated by reference to Exhibit 10.2 to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-106024), filed July 22, 2003.

4.4	Amendment No. 2 to the 2003 Equity Incentive Plan, as amended, incorporated by reference to Exhibit 10.7 to the Form 10-K (File No. 000-50363), filed March 8, 2005.

5.1*	Opinion of Cooley Godward LLP

23.1*	Consent of Cooley Godward LLP (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included in the signature page of this registration statement)

*	Filed herewith

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